As filed with the Securities and Exchange Commission on June 21, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	23-6858580
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Universal Corporate Center 367 South Gulph Road PO Box 61558 King of Prussia, Pennsylvania	19406
(Address of Principal Executive Offices)	(Zip Code)

UNIVERSAL HEALTH REALTY INCOME TRUST 2007 RESTRICTED STOCK PLAN

(Full title of the plan)

Alan B. Miller

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

PO Box 61558

King of Prussia, Pennsylvania 19406

(Name and address of agent for service)

(610) 265-0688

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Warren J. Nimetz, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

Facsimile: (212) 318-3400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Beneficial Interest, $.01 par value per share	75,000(1)	$34.85(2)	$2,613,750(2)	$80.24

(1)	Represents shares of beneficial interest of the Registrant that may be awarded pursuant to Universal Health Realty Income Trust 2007 Restricted Stock Plan. In addition, pursuant to Rule 416 of the Securities Act, this Registration Statement covers such additional shares of beneficial interest as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of $34.85, the average of the high and low sales prices of the Registrant’s shares of beneficial interest on the New York Stock Exchange on June 15, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 (this “Registration Statement”) will be sent or given to each participant in the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “Plan”), and are not being filed with or included in this Form S-8. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Universal Health Realty Income Trust (the “Trust” or the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

i.	the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

ii.	the Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

iii.	the Trust’s Current Reports on Form 8-K filed with the Commission on January 24, 2007, April 27, 2007 and June 7, 2007; and

iv.	the description of the Trust’s shares of beneficial interest contained in the Trust’s Registration Statement on Form 8-A, dated November 13, 1986, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Trust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 4.5 of the Trust’s Declaration of Trust contain provisions for the indemnification of its trustees, officers and employees within the limitations permitted by the Maryland General Corporation Law.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the Trust, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the Trust. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the Trust maintains insurance under which coverage is provided to its trustees and officers against certain losses arising from claims of breach of duty.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description
4.1	Universal Health Realty Income Trust 2007 Restricted Stock Plan (incorporated herein by reference to Exhibit 10.1 of the Trust’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 27, 2007).

4.2	Form of Restricted Share Agreement (incorporated herein by reference to Exhibit 10.2 of the Trust’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 27, 2007).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.22	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on June 21, 2007.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Alan B. Miller
Alan B. Miller
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below appoints Alan B. Miller and Charles F. Boyle, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan B. Miller	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	June 21, 2007
Alan B. Miller

/s/ James E. Dalton, Jr.	Trustee	June 21, 2007
James E. Dalton, Jr.

/s/ Myles H. Tanenbaum	Trustee	June 21, 2007
Myles H. Tanenbaum

/s/ Miles L. Berger	Trustee	June 21, 2007
Miles L. Berger

/s/ Elliot J. Sussman, M.D., M.B.A.	Trustee	June 21, 2007
Elliot J. Sussman, M.D., M.B.A.

/s/ Charles F. Boyle	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2007
Charles F. Boyle

EXHIBIT INDEX

Exhibit No.	Description
4.1	Universal Health Realty Income Trust 2007 Restricted Stock Plan (incorporated herein by reference to Exhibit 10.1 of the Trust’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 27, 2007).

4.2	Form of Restricted Share Agreement (incorporated herein by reference to Exhibit 10.2 of the Trust’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 27, 2007).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).